Sub-Item 77Q1(b): Copies of Text of Proposal Relating to Sub-Item 77D

The changes with respect to the Core Plus Fixed Income, High Quality Floating Rate, Emerging Markets Debt and Local Emerging Markets Debt Funds described above under Sub-Item 77D are described in Post-Effective Amendment No. 329 to the Registrants Registration Statement on Form N-1A filed with the Securities and Exchange Commission on July 27, 2012 (Accession No. 0001193125-12-319314), which is incorporated herein by reference.